As filed with the Securities and Exchange Commission on December 7, 2004

                                                                   Reg. No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           TASKER CAPITAL CORPORATION

             (Exact name of registrant as specified in its charter)

              Nevada                                           88-0426048
  (State or other jurisdiction of                           (I.R.S. Employer
  incorporation or organization)                           identification No.)

                               100 Mill Plain Rd.
--------------------------------------------------------------------------------

                                Danbury, CT 06811
--------------------------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)

                                  STOCK OPTIONS
                              (full title of plan)

                                 Robert Appleby
                               100 Mill Plain Rd.
                                Danbury, CT 06811
                                  203-546-3555
--------------------------------------------------------------------------------
           (Name, address, and telephone number of agent for service)

                                 With a copy to:

                             Darrin M. Ocasio, Esq.
                       Sichenzia Ross Friedman Ference LLP
                             1065 Avenue of Americas
                               New York, NY 10018
                                 (212) 930-9700

                                         CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
                        Proposed maximum      Proposed maximum
                        Amount to be          offering price       Aggregate offering    Amount of
Title of securities     Registered            per share*           Price                 Registration fee
to be registered
----------------------- --------------------- -------------------- --------------------- --------------------
Common Stock                 6,233,327         $2.47               $15,396,317.69              $1,950.71
($.0001 par value)
----------------------- --------------------- -------------------- --------------------- --------------------

      * Computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per share, maximum aggregate offering price and registration fee is based upon the average of the high and the low price on the over the counter bulletin board on December 3, 2004.

                                EXPLANATORY NOTE

      The Prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Form S-3 and may be used for reofferings and resales of registered shares of common stock, which may be issued upon the exercise of options to executive officers, directors, employees, and consultants of Tasker Capital Corporation.

Prospectus

                           TASKER CAPITAL CORPORATION

                        6,233,327 SHARES OF COMMON STOCK

                               issued pursuant to

                               Stock Option Grants

      This prospectus relates to the sale of up to 6,233,327 shares of common stock of Tasker Capital Corporation offered by certain holders of our securities acquired upon the exercise of options issued to such persons pursuant to stock option grants. The shares may be offered by the selling stockholders from time to time in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution." We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

      Our common stock trades on The Over-The-Counter Bulletin Board under the symbol "TKER." On December 3, 2004, the closing sale price of the common stock was $2.47 per share. The securities offered hereby are speculative and involve a high degree of risk and substantial dilution. Only investors who can bear the risk of loss of their entire investment should invest. See "Risk Factors" beginning on page 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is December 7, 2004.

                                TABLE OF CONTENTS

                                                                                                 PAGE
Prospectus Summary                                                                               6
Risk Factors                                                                                     8
Selling Stockholders                                                                             11
Plan of Distribution                                                                             12
Interests of Named Experts and Counsel                                                           12
Incorporation of Certain Documents by Reference                                                  12
Disclosure of Commission Position on Indemnification For Securities Act Liabilities              13
Available Information                                                                            13

                               PROSPECTUS SUMMARY

OVERVIEW

      Tasker Capital Corporation is a development stage company.

      Tasker has entered into an Exclusive License Agreement with pHarlo Citrus Technologies, Inc., a privately held development company, to use, sell, develop, market and distribute products using its proprietary, patented technology for consumer oral care, food processing, animal hygiene, and cosmetic products. Pursuant to the License Agreement, Tasker has agreed to make royalty payments to pHarlo based on product sales and has issued warrants to pHarlo 's stockholders to purchase an aggregate of 300,000 shares of Tasker's common stock. In conjunction with the License Agreement, Tasker entered into a Production Agreement with Indian River Labs, Inc., a privately held manufacturing corporation affiliated with pHarlo. Indian River will manufacture and sell to Tasker concentrates for the products licensed by pHarlo. Additionally, Tasker has loaned pHarlo $100,000 pursuant to a Loan Agreement in which Tasker agreed to loan up to $200,000 to finance a production facility to produce the licensed products. Pursuant to the terms of the Loan Agreement, the principal and interest on the notes evidencing the loan will be repaid in equal monthly installments commencing July 1, 2003, with the last payment due October l, 2012.

      The proprietary technology - pHarlo - creates an environment in which hydrogen protons attach to a single copper ion, suspending the copper ion indefinitely in a liquid state. In this state of suspension, copper interferes with the cellular growth of both anaerobic and facultative organisms by interfering with the bacteria's respiration. The solution uses only ingredients that are currently on the Federal GRAS (Generally Regarded As Safe) list.

      Tasker has also entered into a Partnership Agreement with Wynn Star Specialty Flavors LLC, a leading supplier of culinary ingredients and technology to the food industry, to market Tasker's licensed technology to the poultry processing industry. Under the terms of the Partnership Agreement, Wynn Starr will use its extensive relationships in the poultry processing industry to market Tasker's licensed technology in consideration for the right to produce the final product to be supplied to the consumer using the concentrated solution manufactured by Indian River. To further support its initiative, Tasker has applied for United States Department of Agriculture (USDA) approval for its products use in poultry processing. An initial study of Tasker's technology by the University of Georgia's Department of Poultry Science thoroughly supported its efficacy in eliminating bacteria during the scalding treatment of poultry processing. Reductions and eliminations were observed in Salmonella typhimurium, Listeria monocytogenes, Staphylococcus aureus, E coli, Shewanella putrefaciens and Pseudomonas fluorescens. Tasker has engaged the University of Georgia's Department of Poultry Science to conduct a quantitative validation of its technology for use in poultry processing, which will be submitted to the USDA and is expected to complete its application for approval.

      Over the last several months, Tasker conducted various consumer market studies to rebrand its oral care product. Tasker plans to reintroduce its oral care product under the new name of "Close Call(TM)" over the next few months. Close Call(TM) will be marketed as the world's first clinically proven anti-microbial oral hygiene breath drink that eliminates odors from tobacco, garlic, onion and alcohol and removes germs and bacteria that cause bad breadth.

      Our principal offices are located at 100 Mill Plain Rd., 06811, and our telephone number is (203) 546-3555. We are a NevadaNevada corporation.

THIS OFFERING

Shares of common stock outstanding prior to this offering.................... 47,990,813 as of December 3, 2004

Shares offered in this prospectus............................................ 6,233,327

Total shares outstanding after this offering ................................ 54,090,808

Use of proceeds...............................................................We will not receive any proceeds from the sale of the
                                                                              shares of common stock offered
                                                                              in this prospectus.

RISK FACTORS

      Investment in our common stock involves a high degree of risk. You should consider the following discussion of risks as well as other information in this prospectus. The risks and uncertainties described below are not the only ones. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline.

      Except for historical information, the information contained in this prospectus are "forward-looking" statements about our expected future business and performance. Our actual operating results and financial performance may prove to be very different from what we might have predicted as of the date of this prospectus.

              RISKS RELATED TO OUR FINANCIAL CONDITION AND BUSINESS

WE MAY NEVER BECOME PROFITABLE AND CONTINUE AS A GOING CONCERN BECAUSE WE HAVE HAD LOSSES SINCE OUR INCEPTION.

We may never become profitable and continue as a going concern because we have incurred losses and experienced negative operating cash flow since our formation. For our fiscal years ended December 31, 2003 and 2002, we had a net loss of ($607,080) and ($761,252), respectively. For the period ending September 30, 2004, we had a net loss of ($1,799,717). We expect to continue to incur significant expenses. Our operating expenses have been and may continue to outpace revenues and result in significant losses in the near term. We may never be able to reduce these losses, which will require us to seek additional debt or equity financing, and, if such financing is available, you may experience significant additional dilution.

OUR INDEPENDENT AUDITORS HAVE EXPRESSED DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN, WHICH MAY HINDER OUR ABILITY TO OBTAIN FUTURE FINANCING.

In their report dated March 24, 2004, our independent auditors have expressed doubt about our ability to continue as a going concern in our financial statements for the year ended December 31, 2003 and 2002. Our ability to continue as a going concern is an issue raised as a result of recurring losses from operations, a stockholders' deficit, and requirement for a significant amount of capital financing to proceed with our business plan. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. The going concern qualification in the auditor's report increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

WE MAY HAVE TO CURTAIL OUR BUSINESS IF WE CANNOT OBTAIN ADEQUATE FUNDING.

We currently have no legally binding commitments with any third partyies to obtain any material amount of additional equity or debt financing. We need immediate funds and may not be able to obtain or any additional financing in the amounts or at the times that we may require the financing or, if we do obtain any financing, that it would be on acceptable terms because of the following:

      -     we have no assets to pledge as security for the loan

      -     we are in poor financial condition

      -     we maybe viewed as a high market risk

As a result, we may not have adequate capital to implement future expansions, maintain our current levels of operation or to pursue strategic acquisitions. Our failure to obtain sufficient additional financing could result in the delay or abandonment of some or all of our development, expansion and expenditures, which could harm our business and the value of our common stock.

OUR BUSINESS OPERATIONS WILL BE HARMED IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDING.

Our business operations will be harmed if we are unable to obtain additional funding. We believe that our available short-term assets and investment income will be sufficient to meet our operating expenses and capital expenditures through the end of fiscal year 2004. We do not know if additional financing will be available when and if needed, or if it is available, if it will be available on acceptable terms. Insufficient funds may prevent us from implementing our business strategy or may require us to delay, scale back or eliminate certain opportunities for the provision of our technology and products.

                RISKS RELATING TO OUR CURRENT FINANCING AGREEMENT

THE ISSUANCE OF SHARES UPON CONVERSION OF THE CONVERTIBLE DEBENTURES AND EXERCISE OF WARRANTS MAY RESULT IN SUBSTANTIAL DILUTION TO THE INTERESTS OF OTHER STOCKHOLDERS SINCE THE SELLING STOCKHOLDER MAY ULTIMATELY CONVERT AND SELL THE FULL AMOUNT ISSUABLE ON CONVERSION.

The issuance of shares upon conversion of the convertible debentures and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholder may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholder may not convert its convertible note and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent the selling stockholder from converting and/or exercising some of their holdings, selling our common stock issued in such conversion and/or exercise, and then converting more of their holdings. In this way, the selling stockholder could sell more than 4.99% of our outstanding common stock while never holding more than this limit.

THE CONVERSION PRICE OF OUR CONVERTIBLE DEBENTURES MAY ENCOURAGE INVESTORS TO MAKE SHORT SALES IN OUR COMMON STOCK, WHICH COULD HAVE A DEPRESSIVE EFFECT ON THE PRICE OF OUR COMMON STOCK.

The convertible debentures are convertible into shares of our common stock at fix prices of $0.20 and $0.05. The significant downward pressure on the price of the common stock as the selling stockholder converts and sells material amounts of common stock could encourage short sales by investors. This could place further downward pressure on the price of the common stock. In addition, not only the sale of shares issued upon conversion or exercise of debentures, warrants and options, but also the mere perception that these sales could occur, may lower the market price of the common stock.

                       RISKS RELATING TO OUR COMMON STOCK

THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE BECAUSE THERE ARE A LARGE NUMBER OF SHARES UNDERLYING OUR CONVERTIBLE DEBENTURES, AND WARRANTS THAT MAY BE AVAILABLE FOR FUTURE SALE AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE.

The market price of our common stock may decline because there are a large number of shares underlying our convertible debentures, and warrants that may be available for future sale, and the sale of these shares may depress the market price. As of December 3, 2004, we had approximately 47 million shares of common stock issued and outstanding and convertible debentures outstanding that may be converted into an estimated 6.3 million shares of common stock and outstanding options, warrants and convertible debentures to purchase up to 17.8 million shares of common stock. All of the shares included in this prospectus may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

OUR COMMON STOCK IS SUBJECT TO "PENNY STOCK" RULES.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

o that a broker or dealer approve a person's account for transactions in penny stocks; and

o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

o obtain financial information and investment experience objectives of the person; and

o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form:

o sets forth the basis on which the broker or dealer made the suitability determination; and

o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

                              SELLING STOCKHOLDERS

      The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants

            The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

                              SHARES BENEFICIALLY OWNED                         SHARES BENEFICIALLY OWNED
                             --------------------------                         -------------------------
                               PRIOR TO THE OFFERING                               AFTER THE OFFERING
                                                              TOTAL SHARES
     NAME                       NUMBER          PERCENT        OFFERED (1)       NUMBER           PERCENT
-----------------             ------------      -------       -------------     ---------         -------
Robert P. Appleby             2,249,999(2)       4.47%          1,249,999       1,000,000           2.04%
James Burns                   2,249,999(2)       4.47%          1,249,999       1,000,000           2.04%
Arthur Bergeron               1,000,000(3)       2.04%          1,000,000              --             --
Gordon Davis                    333,333(4)         *              333,333              --             --
Barbara Longchamp               333,333(4)         *              333,333              --             --
James R. Collins                333,333(4)         *              333,333              --             --
Dennis Smithyman                333,333(4)         *              333,333              --             --
Robert Jenkins                  333,333(4)         *              333,333              --             --
Michael Hu                      200,000            *              200,000              --             --
Maurizio Grande                 200,000            *              200,000              --             --
David Creasey                   166,666(5)         *              166,666              --             --
David Dickinson                 166,666(5)         *              166,666              --             --
Esther Dong                     133,333(6)         *              133,333
Steven Zavagli                  100,000            *              100,000              --             --
Stephanie Gilbey                100,000            *              100,000              --             --
                                                                6,233,327

      * Less than one percent.

      The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days.

      (1) Represents shares underlying option that are exercisable at $0.25 per share.

      (2) Does not include 750,001 shares underlying options, which are not currently vested.

      (3) Does not include 1,000,000 shares underlying options, which are not currently vested.

      (4) Does not include 666,667 shares underlying options, which are not currently vested.

      (5) Does not include 333,334 shares underlying options, which are not currently vested.

      (6) Represents shares underlying options exercisable at $1.75 per share. Does not include 266,667 shares underlying options, which are not currently vested.

                              PLAN OF DISTRIBUTION

      Sales of the shares may be effected by or for the account of the selling stockholders from time to time in transactions (which may include block transactions) on The Over-The-Counter Bulletin Board, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. The selling stockholders may effect such transactions by selling the shares directly to purchasers, through broker-dealers acting as agents of the selling stockholders, or to broker-dealers acting as agents for the selling stockholders, or to broker-dealers who may purchase shares as principals and thereafter sell the shares from time to time in transactions (which may include block transactions) on The Over-The-Counter Bulletin Board, in negotiated transactions, through a combination of such methods of sale, or otherwise. In effecting sales, broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

      The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

      We have agreed to bear all expenses of registration of the shares other than legal fees and expenses, if any, of counsel or other advisors of the selling stockholders. The selling stockholders will bear any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of their shares.

      We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

      The validity of the shares of common stock offered hereby will be passed upon for the Registrant by Sichenzia Ross Friedman Ference LLP, 1065 Avenue of the Americas, 21st Floor, New York, NY 10018.

                      INFORMATION INCORPORATED BY REFERENCE

      The Securities and Exchange Commission allows us to incorporate by reference certain of our publicly-filed documents into this prospectus, which means that such information is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders have sold all of the shares offered hereby or such shares have been deregistered.

We incorporate by reference the document listed below:

o Our annual report on Form 10-KSB for the year ended December 31, 2003, filed with the SEC on April 12, 2004 (File No. 000-32019);

o Our quarterly report on Form 10-QSB for the period ending September 30, 2004, filed with the SEC on November 15, 2004 (File No. 000-32019);

o Our quarterly report on Form 10-QSB for the period ending March 31, 2004, filed with the SEC on May 17, 2004 (File No. 000-32019);

o Our quarterly report on Form 10-QSB for the period ending June 30, 2004, filed with the SEC on August 16, 2004 (File No. 000-32019); and

o     Our current reports on Form 8-K for the past fiscal year (File No.
      000-32019).

A copy of our above-mentioned reports are being delivered with this prospectus. You may request additional copies of these filings at no cost, by writing or telephoning us at the following address or phone number:

Tasker Capital Corp.
100 Mill Plain Rd.
Danbury, CT 06811
Attention: President
(203) 546-3555

     DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                  LIABILITIES

      TaskerTasker Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, a director or officer of Tasker shall not be personally liable to Tasker or its shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of Tasker Articles of Incorporation, as amended, is to eliminate the right of Tasker and its shareholders (through shareholders' derivative suits on behalf of Tasker) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. Tasker believes that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to its directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, Tasker has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                     ADDITIONAL INFORMATION AVAILABLE TO YOU

      This prospectus is part of a Registration Statement on Form S-8 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549, You can obtain copies from the public reference room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549, upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. Our common stock is listed on The Over-The-Counter Bulletin Board.

      No dealer, salesperson or other person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful. Neither delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof.

                            ------------------------
                        6,233,327 SHARES OF COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                                 ---------------

                                December 6, 2004

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

      Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act"), is not required to be filed with the Securities and Exchange Commission and is omitted from this registration statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

      The Registrant hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

o Our annual report on Form 10-KSB for the year ended December 31, 2003, filed with the SEC on April 12, 2004 (File No. 000-32019);

o Our quarterly report on Form 10-QSB for the period ending September 30, 2004, filed with the SEC on November 15, 2004 (File No. 000-32019);

o Our quarterly report on Form 10-QSB for the period ending March 31, 2004, filed with the SEC on May 17, 2004 (File No. 000-32019);

o Our quarterly report on Form 10-QSB for the period ending June 30, 2004, filed with the SEC on August 16, 2004 (File No. 000-32019); and

o     Our current reports on Form 8-K for the past fiscal year (File No.
      000-32019).

ITEM 4. DESCRIPTION OF SECURITIES.

      Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

      The validity of the shares of common stock offered hereby will be passed upon for the Registrant by Sichenzia Ross Friedman Ference LLP, 1065 Avenue of Americas, 21st flr., New York, NY 10018.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Registrant's Certificate of Incorporation limits, to the maximum extent permitted by Nevada law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Registrant's Bylaws provided that the Registrant shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Nevada law.

      Section 145 of the Nevada General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

      Not Applicable.

ITEM 8. EXHIBITS.

      EXHIBIT
      NUMBER    EXHIBIT

      5.1       Opinion of Sichenzia Ross Friedman Ference LLP

      23.1 Consent of Sichenzia Ross Friedman Ference LLP is contained in Exhibit 5.1

      23.2      Consent of Accountants

      24.1      Power of Attorney (included in the Signature Page)

ITEM 9. UNDERTAKINGS.

      (a) The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Tasker Capital Corp., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Danbury, State of Connecticut on the 6th day of December 2004.

                                       TASKER CAPITAL CORP.

                                       Name:  /s/ Robert P. Appleby
                                             -----------------------------------
                                       Title: President, Chief Executive Officer
                                              and Acting Chief Financial Officer

                                POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Robert P. Appleby his or her true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-2 has been signed below by the following persons in the capacities and on the dates indicated:

         SIGNATURE                        TITLE                    DATE
----------------------------  -----------------------------  -------------------

By: /s/ Robert P. Appleby         President, Chief
   -----------------------     Executive Officer, Acting      December 6, 2004
    Robert P. Appleby           Chief Financial Officer
                                     and Director

By: /s/ Gordon Davis
   -----------------------
    Gordon Davis                        Director             December 6, 2004

By: /s/ James Burns
   -----------------------
    James Burns                         Director             December 6, 2004

      EXHIBIT
      NUMBER      EXHIBIT

      5.1         Opinion of Sichenzia Ross Friedman Ference LLP

      23.1 Consent of Sichenzia Ross Friedman Ference LLP is contained in Exhibit 5.1.

      23.2        Consent of Auditors

      24.1        Power of Attorney (included in the Signature Page).